Exhibit 10.13
Fiscal 2006 Executive Bonus Plan
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (“Board”) of Dollar Financial Corp. (the “Company”) adopted a cash bonus plan for fiscal 2006 (the “2006 Plan”) in which the key management of the Company participated including Randy Underwood, Sydney Franchuk and Cameron Hetherington, who were each named executive officers of the Company. The 2006 Plan set forth target bonus amounts as a percentage of base compensation, subject to increase based upon achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals of the overall company and, in the case of certain management employees, the performance of the business unit in which they operated. The maximum bonus opportunity for the named executive officers who participated in the 2006 Plan was as follows: (i) Randy Underwood, 120%; (ii) Sydney Franchuk, 100% and (iii) Cameron Hertherington, 90%. The Compensation Committee and/or the Board determined the EBITDA operating targets on which the bonuses paid pursuant to the 2006 Plan were based. The Compensation Committee and/or the Board retained the right to amend, alter or terminate the 2006 Plan at any time. The bonuses under the 2006 Plan were calculated and paid after finalizing the Company’s annual financial results for fiscal 2006. Each Employee must have been employed in good standing on date of payment in order to receive payment under the arrangement.